Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this amendment to the Registration Statement of POET Technologies Inc. on Form 20-F (File No. 000-55135) of our report dated May 15, 2014 with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2013, 2012, and 2011 and for each of the years in the three year period ended December 31, 2013, which report appears in this Form 20-F/A. We also consent to the reference to our Firm under the heading “Statements by Experts” in such Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for reporting of governmental grant income effective January 1, 2011.

/s/ Marcum LLP

Hartford, Connecticut

May 15, 2014